Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND YEAR ENDED 2024

ATLANTA, GA (January 21, 2025) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $16.2 million, or $0.63 per diluted share, for the fourth quarter of 2024, compared to $16.7 million, or $0.65 per diluted share, for the third quarter of 2024, and $11.3 million, or $0.44 per diluted share, for the fourth quarter of 2023. For the year ended December 31, 2024, the Company reported net income of $64.5 million, or $2.52 per diluted share, compared to $51.6 million, or $2.02 per diluted share, for the same period in 2023.

Fourth Quarter 2024 Highlights:

●	Annualized return on average assets was 1.82%, compared to 1.86% for the third quarter of 2024 and 1.29% for the fourth quarter of 2023.
●	Annualized return on average equity was 15.84%, compared to 16.26% for the third quarter of 2024 and 11.71% for the fourth quarter of 2023. Excluding average accumulated other comprehensive income, our return on average equity was 16.28% for the fourth quarter of 2024, compared to 17.25% for the third quarter of 2024 and 12.69% for the fourth quarter of 2023.
●	Efficiency ratio of 40.5%, compared to 37.0% for the third quarter of 2024 and 45.1% for the fourth quarter of 2023.
●	Net interest margin was 3.57%, compared to 3.58% for the third quarter of 2024 and 3.17% for the fourth quarter of 2023
●	Loans held for investment increased by $70.1 million, or 2.3%, to $3.16 billion from the previous quarter.

Full Year 2024 Highlights:

●	Return on average assets was 1.81%, compared to 1.50% for 2023.
●	Return on average equity was 16.16%, compared to 14.10% for 2023. Excluding average accumulated other comprehensive income, our return on average equity was 16.71% for 2024, compared to 15.00% for 2023.
●	Efficiency ratio of 37.8% for 2024, compared to 39.9% for 2023.
●	Net interest margin increased by 38 basis points to 3.51% from 3.13% for 2023.
●	Total assets increased by $91.2 million, or 2.6%, to $3.59 billion from $3.50 billion at December 31, 2023.

Results of Operations

Net Income

Net income was $16.2 million for the fourth quarter of 2024, a decrease of $466,000, or 2.8%, from $16.7 million for the third quarter of 2024. This decrease was primarily due to decrease in noninterest income of $1.3 million, an increase in noninterest expense of $666,000 and a decrease in net interest income of $229,000, offset by a decrease in income tax expense of $1.3 million and a decrease in provision for credit losses of $380,000. Net income increased by $4.9 million, or 43.1%, in the fourth quarter of 2024 compared to net income of $11.3 million for the fourth quarter of 2023. This increase was due to an increase in net interest income of $3.9 million, an increase in noninterest income of $609,000, a decrease in provision for credit losses of $580,000 and a decrease in income tax expense of $172,000, offset by an increase in noninterest expense of $411,000.

Net income was $64.5 million for the year ended December 31, 2024, an increase of $12.9 million, or 25.0%, from $51.6 million for the year ended December 31, 2023. This increase was due to an increase in net interest income of $16.7 million and an increase in noninterest income of $4.9 million, offset by an increase in noninterest expense of $5.7 million, an increase in income tax expense of $2.5 million and an increase in provision for credit losses of $531,000.

Net Interest Income and Net Interest Margin

Interest income totaled $52.6 million for the fourth quarter of 2024, a decrease of $1.2 million, or 2.3%, from the previous quarter, primarily due to a $40.3 million decrease in the average total investments balance, a 22 basis points decrease in the total investments yield and a 12 basis points decrease in the loan yield, offset by a $22.0 million increase in average loan balances. As compared to the fourth quarter of 2023, interest income for the fourth quarter of 2024 increased by $1.9 million, or 3.8%, primarily due to a 20 basis points increase in the loan yield coupled with a $61.9 million increase in average loan balances.

Interest expense totaled $22.6 million for the fourth quarter of 2024, a decrease of $990,000, or 4.2%, from the previous quarter, primarily due to a 16 basis points decrease in deposit costs coupled with a $10.2 million decrease in the average deposit balances. As compared to the fourth quarter of 2023, interest expense for the fourth quarter of 2024 decreased by $2.0 million or 8.1%, primarily due to a 50 basis points decrease in deposit costs coupled with a $27.0 million decrease in average deposit balances, offset by a 58 basis points increase in borrowing costs and a $60.3 million increase in the average borrowing balance. The Company currently has interest rate derivative agreements totaling $850.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (currently 4.33%). The weighted average pay rate for these interest rate derivatives is 2.29%. During the fourth quarter of 2024, we recorded a credit to interest expense of $5.1 million from the benefit received on these interest rate derivatives compared to a benefit of $6.4 million and $3.1 million recorded during the third quarter of 2024 and the fourth quarter of 2023, respectively.

The net interest margin for the fourth quarter of 2024 was 3.57% compared to 3.58% for the previous quarter, a decrease of one basis point. The yield on average interest-earning assets for the fourth quarter of 2024 decreased by 11 basis points to 6.25% from 6.36% for the previous quarter, while the cost of average interest-bearing liabilities for the fourth quarter of 2024 decreased by 14 basis points to 3.55% from 3.69% for the previous quarter. Average earning assets decreased by $18.3 million from the previous quarter, due to a decrease in average total investments of $40.3 million, offset by an increase of $22.0 million in average loan balances. Average interest-bearing liabilities decreased by $10.9 million from the previous quarter as average interest-bearing deposits decreased by $10.2 million and average borrowings decreased slightly by $677,000.

As compared to the same period in 2023, the net interest margin for the fourth quarter of 2024 increased by 40 basis points to 3.57% from 3.17%, primarily due to an 11 basis points increase in the yield on average interest-earning assets of $3.35 billion and a 36 basis points decrease in the cost of average interest-bearing liabilities of $2.52 billion. Average earning assets for the fourth quarter of 2024 increased by $76.1 million from the fourth quarter of 2023, due to a $61.9 million increase in average loans and a $14.3 million increase in average total investments. Average interest-bearing liabilities for the fourth quarter of 2024 increased by $33.3 million from the fourth quarter of 2023, driven by the increase in average borrowings of $60.3 million, offset by a $27.0 decrease in average interest-bearing deposits.

Noninterest Income

Noninterest income for the fourth quarter of 2024 was $5.3 million, a decrease of $1.3 million, or 19.6%, from the third quarter of 2024, primarily due to lower gains on sale from Small Business Administration (“SBA”) and residential mortgage loans, servicing income from SBA loans, mortgage loan fees from lower volume and other income from unrealized losses recognized on our equity securities, offset by higher servicing income from mortgage loans. SBA loan sales totaled $19.2 million (sales premium of 6.25%) during the fourth quarter of 2024 compared to $28.9 million (sales premium of 6.67%) during the third quarter of 2024. Mortgage loan originations totaled $103.3 million during the fourth quarter 2024 compared to $122.4 million during the third quarter of 2024. No mortgage loans were sold during the fourth quarter of 2024 compared to $54.2 million of mortgage loan sales (average sales premium of 1.03%) during the third quarter of 2024. During the fourth quarter of 2024, we recorded a $31,000 fair value adjustment charge on our SBA servicing asset compared to a fair value gain of $202,000 during the third quarter of 2024. We also recorded a $232,000 fair value impairment recovery on our mortgage servicing asset during the fourth quarter of 2024 compared to a $252,000 fair value impairment charge recorded during the third quarter of 2024.

Compared to the same period in 2023, noninterest income for the fourth quarter of 2024 increased by $609,000, or 12.9%, primarily due to higher gains on sale of SBA loans and servicing income from our mortgage loans, offset by decreases in mortgage loan fees from lower volume and servicing income from SBA loans, as well as lower other income from unrealized losses recognized on our equity securities. During the fourth quarter of 2023, we recorded a $147,000 fair value gain on our SBA servicing asset.

Noninterest income for the year ended December 31, 2024 totaled $23.1 million, an increase of $4.9 million, or 26.7%, from the year ended December 31, 2023, primarily due to higher mortgage loan fees from higher volume, as well as higher gains on sale and servicing income from mortgage loans, offset by decreases in gains on sale and servicing income of SBA loans.

Noninterest Expense

Noninterest expense for the fourth quarter of 2024 totaled $14.3 million, an increase of $666,000, or 4.9%, from $13.7 million for the third quarter of 2024. This increase was primarily attributable to the increase in salary and employee benefits which included higher commissions from higher loan volume and higher employee salaries, 401k match and FICA taxes, partially offset by lower other real estate owned expenses. Compared to the fourth quarter of 2023, noninterest expense during the fourth quarter of 2024 increased by $411,000, or 3.0%, primarily due to higher salary and employee benefits, occupancy expense, data processing expense, security expense and loan related expenses, offset by lower FDIC insurance premiums and professional fees.

Noninterest expense for the year ended December 31, 2024 totaled $53.4 million, an increase of $5.7 million, or 11.8%, from $47.7 million for the year ended December 31, 2023. This increase was primarily attributable to increases in salaries and employee benefits due to the increase in the number of full time equivalent employees during 2024, higher commissions from higher loan volume and higher employee insurance and stock based compensation. We also recognized higher expenses related to depreciation, rent, data processing, security, audit and accounting services, other real estate owned and FDIC insurance premiums. These expense increases were partially offset by lower loan related expenses and legal fees.

The Company’s efficiency ratio was 40.5% for the fourth quarter of 2024 compared to 37.0% and 45.1% for the third quarter of 2024 and fourth quarter of 2023, respectively. For the year ended December 31, 2024, the efficiency ratio was 37.8 % compared to 39.9% for the year ended December 31, 2023.

Income Tax Expense

The Company’s effective tax rate for the fourth quarter of 2024 was 22.1%, compared to 26.3% for the third quarter of 2024 and 29.7% for the fourth quarter of 2023. The Company’s effective tax rate for the year ended December 31, 2024 was 26.1% compared to 28.3% for the year ended December 31, 2023. The decrease in the effective tax rate during the fourth quarter of 2024 was due to a tax provision to tax return adjustment recorded for our 2023 state tax returns filed during the third and fourth quarter of 2024.

Balance Sheet

Total Assets

Total assets were $3.59 billion at December 31, 2024, an increase of $24.8 million, or 0.7%, from $3.57 billion at September 30, 2024, and an increase of $91.2 million, or 2.6%, from $3.50 billion at December 31, 2023. The $24.8 million increase in total assets at December 31, 2024 compared to September 30, 2024 was primarily due to increases in loans held for investment of $70.1 million and interest rate derivatives of $2.9 million, partially offset by decreases in cash and due from banks of $42.4 million and loans held for sale of $4.6 million. The $91.2 million increase in total assets at December 31, 2024 compared to December 31, 2023 was primarily due to increases in cash and due from banks of $94.2 million, loans held for investment of $15.8 million, federal funds sold of $10.9 million, Federal Home Loan Bank stock of $2.4 million and bank owned life insurance of $2.3 million, partially offset by decreases in loans held for sale of $22.3 million and interest rate derivatives of $10.0 million.

Our investment securities portfolio made up only 0.77% of our total assets at December 31, 2024 compared to 0.81% and 0.82% at September 30, 2024 and December 31, 2023, respectively.

Loans

Loans held for investment were $3.16 billion at December 31, 2024, an increase of $70.1 million, or 2.3%, compared to $3.09 billion at September 30, 2024, and an increase of $15.8 million, or 0.5%, compared to $3.14 billion at December 31, 2023. The increase in loans at December 31, 2024 compared to September 30, 2024 was due to a $27.0 million increase in residential mortgage loans, a $23.1 million increase in commercial real estate loans, a $14.6 million increase in commercial and industrial loans and a $5.0 million increase in construction and development loans. Loans classified as held for sale totaled $4.6 million and $22.3 million at September 30, 2024 and December 31, 2023, respectively. There were no loans classified as held for sale at December 31, 2024.

Deposits

Total deposits were $2.74 billion at December 31, 2024, an increase of $13.7 million, or 0.5%, compared to total deposits of $2.72 billion at September 30, 2024, and an increase of $5.9 million, or 0.2%, compared to total deposits of $2.73 billion at December 31, 2023. The increase in total deposits at December 31, 2024 compared to September 30, 2024 was due to a $58.4 million increase in interest-bearing demand deposits and a  $6.6 million increase in money market accounts (includes $38.6 million decrease in brokered money market accounts), offset by a $35.0 million decrease in time deposits and a $16.2 million decrease in noninterest-bearing demand deposits.

Noninterest-bearing deposits were $536.3 million at December 31, 2024, compared to $552.5 million at September 30, 2024 and $512.0 million at December 31, 2023. Noninterest-bearing deposits constituted 19.6% of total deposits at December 31, 2024, compared to 20.3% at September 30, 2024 and 18.7% at December 31, 2023. Interest-bearing deposits were $2.20 billion at December 31, 2024, compared to $2.17 billion at September 30, 2024 and $2.22 billion at December 31, 2023. Interest-bearing deposits constituted 80.4 % of total deposits at December 31, 2024, compared to 79.7% at September 30, 2024 and 81.3% at December 31, 2023.

Uninsured deposits were 24.1% of total deposits at December 31, 2024, compared to 23.6% and 26.5% at September 30, 2024 and December 31, 2023, respectively. As of December 31, 2024, we had $1.29 billion of available borrowing capacity at the Federal Home Loan Bank ($692.6 million), Federal Reserve Discount Window ($551.6 million) and various other financial institutions (fed fund lines totaling $47.5 million).

Asset Quality

The Company recorded a provision for credit losses of $202,000 during the fourth quarter of 2024, compared to provision for credit losses of $582,000 and $782,000 recorded during the third quarter of 2024 and fourth quarter of 2023, respectively. The provision expense recorded during the fourth quarter of 2024 was primarily due to the increase in reserves allocated to our individually analyzed loans, as well as the increase in general reserves allocated to our commercial and industrial loan portfolio. Annualized net charge-offs to average loans for the fourth quarter of 2024 was 0.01%, compared to net charge-offs of 0.00% for the third quarter of 2024 and 0.04% for the fourth quarter of 2023. Net charge-offs to average loans for the year ended December 31, 2024 was 0.00% compared to 0.02% for the year ended December 31, 2023.

Nonperforming assets totaled $18.4 million, or 0.51% of total assets, at December 31, 2024, an increase of $2.6 million from $15.8 million, or 0.44% of total assets, at September 30, 2024, and an increase of $2.3 million from $16.1 million, or 0.46% of total assets, at December 31, 2023. The increase in nonperforming assets at December 31, 2024 compared to September 30, 2024 was due to a $3.7 million increase in nonaccrual loans offset by a $1.1 million decrease in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.59% at December 31, 2024, compared to 0.60% at September 30, 2024 and 0.57% at December 31, 2023. Allowance for credit losses as a percentage of nonperforming loans was 104.08% at December 31, 2024, compared to 129.85% and 123.36% at September 30, 2024 and December 31, 2023, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, changes in interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in the interest rate environment, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine or the conflict in Israel and the surrounding region; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023	2024	2023
Selected income statement data:
Interest income	$52,614	$53,833	$54,108	$52,358	$50,671	$212,913	$192,827
Interest expense	22,554	23,544	23,396	25,273	24,549	94,767	91,348
Net interest income	30,060	30,289	30,712	27,085	26,122	118,146	101,479
Provision for credit losses	202	582	(128)	(140)	782	516	(15)
Noninterest income	5,321	6,615	5,559	5,568	4,712	23,063	18,204
Noninterest expense	14,326	13,660	13,032	12,361	13,915	53,379	47,726
Income tax expense	4,618	5,961	6,430	5,801	4,790	22,810	20,359
Net income	16,235	16,701	16,937	14,631	11,347	64,504	51,613
Per share data:
Basic income per share	$0.64	$0.66	$0.67	$0.58	$0.45	$2.55	$2.05
Diluted income per share	$0.63	$0.65	$0.66	$0.57	$0.44	$2.52	$2.02
Dividends per share	$0.23	$0.20	$0.20	$0.20	$0.18	$0.83	$0.72
Book value per share (at period end)	$16.59	$16.07	$16.08	$15.73	$15.14	$16.59	$15.14
Shares of common stock outstanding	25,402,782	25,331,916	25,331,916	25,205,506	25,205,506	25,402,782	25,205,506
Weighted average diluted shares	25,659,483	25,674,858	25,568,333	25,548,089	25,543,861	25,582,121	25,518,516
Performance ratios:
Return on average assets	1.82%	1.86%	1.89%	1.65%	1.29%	1.81%	1.50%
Return on average equity	15.84	16.26	17.10	15.41	11.71	16.16	14.10
Dividend payout ratio	36.18	30.58	30.03	34.77	40.36	32.80	35.43
Yield on total loans	6.31	6.43	6.46	6.34	6.11	6.38	5.97
Yield on average earning assets	6.25	6.36	6.45	6.27	6.14	6.33	5.94
Cost of average interest bearing liabilities	3.55	3.69	3.68	3.94	3.91	3.72	3.73
Cost of deposits	3.45	3.61	3.63	3.97	3.95	3.67	3.85
Net interest margin	3.57	3.58	3.66	3.24	3.17	3.51	3.13
Efficiency ratio(1)	40.49	37.01	35.93	37.86	45.13	37.80	39.88
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.01%	0.00%	(0.01)%	(0.00)%	0.04%	0.00%	0.02%
Nonperforming assets to gross loans held for investment and OREO	0.58	0.51	0.47	0.47	0.51	0.58	0.51
ACL to nonperforming loans	104.08	129.85	138.11	135.23	123.36	104.08	123.36
ACL to loans held for investment	0.59	0.60	0.58	0.58	0.57	0.59	0.57
Balance sheet and capital ratios:
Gross loans held for investment to deposits	115.66%	113.67%	112.85%	111.03%	115.38%	115.66%	115.38%
Noninterest bearing deposits to deposits	19.60	20.29	20.54	19.43	18.75	19.60	18.75
Investment securities to assets	0.77	0.81	0.78	0.78	0.82	0.77	0.82
Common equity to assets	11.72	11.41	11.26	10.87	10.89	11.72	10.89
Leverage ratio	11.42	11.12	10.75	10.27	10.20	11.42	10.20
Common equity tier 1 ratio	19.17	19.08	18.25	16.96	16.73	19.17	16.73
Tier 1 risk-based capital ratio	19.17	19.08	18.25	16.96	16.73	19.17	16.73
Total risk-based capital ratio	20.05	19.98	19.12	17.81	17.60	20.05	17.60
Mortgage and SBA loan data:
Mortgage loans serviced for others	$527,039	$556,442	$529,823	$443,905	$443,072	$527,039	$443,072
Mortgage loan production	103,250	122,355	94,056	94,016	128,931	413,677	336,987
Mortgage loan sales	—	54,193	111,424	21,873	—	187,490	—
SBA/USDA loans serviced for others	479,669	487,359	486,051	516,425	508,000	479,669	508,000
SBA loan production	35,730	35,839	8,297	10,949	27,529	90,815	88,090
SBA loan sales	19,236	28,858	—	24,065	—	72,159	71,925

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023
ASSETS
Cash and due from banks	$236,338	$278,752	$325,026	$254,331	$142,152
Federal funds sold	13,537	12,462	2,833	4,505	2,653
Cash and cash equivalents	249,875	291,214	327,859	258,836	144,805
Equity securities	10,300	10,568	10,276	10,288	10,335
Securities available for sale (at fair value)	17,391	18,206	17,825	18,057	18,493
Loans held for investment	3,157,935	3,087,826	3,090,498	3,115,871	3,142,105
Allowance for credit losses	(18,744)	(18,589)	(17,960)	(17,982)	(18,112)
Loans less allowance for credit losses	3,139,191	3,069,237	3,072,538	3,097,889	3,123,993
Loans held for sale	—	4,598	—	72,610	22,267
Accrued interest receivable	15,858	15,667	15,286	15,686	15,125
Federal Home Loan Bank stock	20,251	20,251	20,251	19,063	17,846
Premises and equipment, net	18,276	18,158	18,160	18,081	18,132
Operating lease right-of-use asset	7,850	7,171	7,599	8,030	8,472
Foreclosed real estate, net	427	1,515	1,452	1,452	1,466
SBA servicing asset, net	7,274	7,309	7,108	7,611	7,251
Mortgage servicing asset, net	1,409	1,296	1,454	937	1,273
Bank owned life insurance	73,285	72,670	72,061	71,492	70,957
Interest rate derivatives	21,790	18,895	36,196	38,682	31,781
Other assets	10,868	12,451	7,305	8,505	10,627
Total assets	$3,594,045	$3,569,206	$3,615,370	$3,647,219	$3,502,823

LIABILITIES
Noninterest-bearing deposits	$536,276	$552,472	$564,076	$546,760	$512,045
Interest-bearing deposits	2,200,522	2,170,648	2,181,784	2,267,098	2,218,891
Total deposits	2,736,798	2,723,120	2,745,860	2,813,858	2,730,936
Federal Home Loan Bank advances	375,000	375,000	375,000	350,000	325,000
Operating lease liability	7,940	7,295	7,743	8,189	8,651
Accrued interest payable	3,498	3,593	3,482	3,059	4,133
Other liabilities	49,456	53,013	76,057	75,509	52,586
Total liabilities	$3,172,692	$3,162,021	$3,208,142	$3,250,615	$3,121,306

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	254	253	253	252	252
Additional paid-in capital	49,216	47,481	46,644	46,105	45,699
Retained earnings	358,704	348,343	336,749	324,900	315,356
Accumulated other comprehensive income	13,179	11,108	23,582	25,347	20,210
Total shareholders' equity	421,353	407,185	407,228	396,604	381,517
Total liabilities and shareholders' equity	$3,594,045	$3,569,206	$3,615,370	$3,647,219	$3,502,823

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023	2024	2023
Interest and dividend income:
Loans, including fees	$49,790	$50,336	$50,527	$50,117	$47,367	$200,770	$181,883
Other investment income	2,663	3,417	3,547	2,211	3,267	11,838	10,767
Federal funds sold	161	80	34	30	37	305	177
Total interest income	52,614	53,833	54,108	52,358	50,671	212,913	192,827

Interest expense:
Deposits	18,618	19,602	19,735	22,105	21,691	80,060	80,607
FHLB advances and other borrowings	3,936	3,942	3,661	3,168	2,858	14,707	10,741
Total interest expense	22,554	23,544	23,396	25,273	24,549	94,767	91,348

Net interest income	30,060	30,289	30,712	27,085	26,122	118,146	101,479

Provision for credit losses	202	582	(128)	(140)	782	516	(15)

Net interest income after provision for loan losses	29,858	29,707	30,840	27,225	25,340	117,630	101,494

Noninterest income:
Service charges on deposit accounts	563	531	532	447	515	2,073	1,918
Other service charges, commissions and fees	1,748	1,915	1,573	1,612	2,039	6,848	5,657
Gain on sale of residential mortgage loans	—	526	1,177	222	—	1,914	—
Mortgage servicing income, net	690	422	1,107	229	39	2,448	(193)
Gain on sale of SBA loans	811	1,083	—	1,051	—	2,945	3,299
SBA servicing income, net	956	1,231	560	1,496	1,324	4,243	4,796
Other income	553	907	610	511	795	2,592	2,727
Total noninterest income	5,321	6,615	5,559	5,568	4,712	23,063	18,204

Noninterest expense:
Salaries and employee benefits	9,277	8,512	8,048	7,370	8,971	33,207	29,304
Occupancy	1,406	1,430	1,334	1,354	1,368	5,524	4,893
Data Processing	335	311	353	294	301	1,293	1,229
Advertising	160	145	157	172	160	634	614
Other expenses	3,148	3,262	3,140	3,171	3,115	12,721	11,686
Total noninterest expense	14,326	13,660	13,032	12,361	13,915	53,379	47,726

Income before provision for income taxes	20,853	22,662	23,367	20,432	16,137	87,314	71,972
Provision for income taxes	4,618	5,961	6,430	5,801	4,790	22,810	20,359
Net income available to common shareholders	$16,235	$16,701	$16,937	$14,631	$11,347	$64,504	$51,613

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$180,628	$2,560	5.64%	$220,826	$3,308	5.96%	$165,877	$2,938	7.03%
Investment securities	31,208	264	3.37	31,309	189	2.40	31,685	366	4.58
Total investments	211,836	2,824	5.30	252,135	3,497	5.52	197,562	3,304	6.64
Construction and development	17,974	384	8.50	14,170	302	8.48	18,002	344	7.58
Commercial real estate	757,937	16,481	8.65	740,720	17,132	9.20	664,570	14,934	8.92
Commercial and industrial	73,468	1,703	9.22	64,584	1,593	9.81	59,465	1,473	9.83
Residential real estate	2,287,731	31,172	5.42	2,295,573	31,267	5.42	2,333,247	30,577	5.20
Consumer and other	282	50	70.54	394	42	42.41	258	39	59.97
Gross loans(2)	3,137,392	49,790	6.31	3,115,441	50,336	6.43	3,075,542	47,367	6.11
Total earning assets	3,349,228	52,614	6.25	3,367,576	53,833	6.36	3,273,104	50,671	6.14
Noninterest-earning assets	192,088			207,093			223,630
Total assets	3,541,316			3,574,669			3,496,734
Interest-bearing liabilities:
NOW and savings deposits	133,728	685	2.04	119,759	770	2.56	133,765	396	1.17
Money market deposits	991,207	6,347	2.55	982,517	6,156	2.49	1,051,797	10,609	4.00
Time deposits	1,025,049	11,586	4.50	1,057,956	12,676	4.77	991,416	10,686	4.28
Total interest-bearing deposits	2,149,984	18,618	3.45	2,160,232	19,602	3.61	2,176,978	21,691	3.95
Borrowings	375,000	3,936	4.18	375,677	3,942	4.17	314,682	2,858	3.60
Total interest-bearing liabilities	2,524,984	22,554	3.55	2,535,909	23,544	3.69	2,491,660	24,549	3.91
Noninterest-bearing liabilities:
Noninterest-bearing deposits	533,931			542,939			530,935
Other noninterest-bearing liabilities	74,696			87,156			89,615
Total noninterest-bearing liabilities	608,627			630,095			620,550
Shareholders' equity	407,705			408,665			384,524
Total liabilities and shareholders' equity	$3,541,316			$3,574,669			$3,496,734
Net interest income		$30,060			$30,289			$26,122
Net interest spread			2.70			2.67			2.23
Net interest margin			3.57			3.58			3.17

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

YTD AVERAGE BALANCES AND YIELDS/RATES

	Year Ended
	December 31, 2024			December 31, 2023
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$185,696	$11,289	6.08%	$167,024	$9,995	5.98%
Investment securities	31,373	854	2.72	32,330	949	2.94
Total investments	217,069	12,143	5.59	199,354	10,944	5.49
Construction and development	17,148	1,511	8.81	31,955	1,864	5.83
Commercial real estate	738,200	66,751	9.04	659,432	57,710	8.75
Commercial and industrial	67,964	6,597	9.71	54,100	5,110	9.45
Residential real estate	2,321,075	125,737	5.42	2,299,246	117,071	5.09
Consumer and other	304	174	57.24	195	128	65.64
Gross loans(2)	3,144,691	200,770	6.38	3,044,928	181,883	5.97
Total earning assets	3,361,760	212,913	6.33	3,244,282	192,827	5.94
Noninterest-earning assets	209,058			198,938
Total assets	3,570,818			3,443,220
Interest-bearing liabilities:
NOW and savings deposits	138,827	3,537	2.55	146,543	2,264	1.54
Money market deposits	1,012,309	28,331	2.80	1,006,360	42,347	4.21
Time deposits	1,031,942	48,192	4.67	940,911	35,996	3.83
Total interest-bearing deposits	2,183,078	80,060	3.67	2,093,814	80,607	3.85
Borrowings	365,990	14,707	4.02	353,149	10,741	3.04
Total interest-bearing liabilities	2,549,068	94,767	3.72	2,446,963	91,348	3.73
Noninterest-bearing liabilities:
Noninterest-bearing deposits	536,084			555,840
Other noninterest-bearing liabilities	86,496			74,254
Total noninterest-bearing liabilities	622,580			630,094
Shareholders' equity	399,170			366,163
Total liabilities and shareholders' equity	$3,570,818			$3,443,220
Net interest income		$118,146			$101,479
Net interest spread			2.61			2.21
Net interest margin			3.51			3.13

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$21,569	0.7%	$16,539	0.5%	$13,564	0.4%	$27,762	0.9%	$23,262	0.7%
Commercial real estate	762,033	24.1	738,929	23.9	733,845	23.7	724,263	23.2	711,177	22.6
Commercial and industrial	78,220	2.5	63,606	2.1	68,300	2.2	68,560	2.2	65,904	2.1
Residential real estate	2,303,234	72.7	2,276,210	73.5	2,282,630	73.7	2,303,400	73.7	2,350,299	74.6
Consumer and other	260	—	215	—	230	—	247	—	319	—
Gross loans held for investment	$3,165,316	100.0%	$3,095,499	100.0%	$3,098,569	100.0%	$3,124,232	100.0%	$3,150,961	100.0%
Unearned income	(7,381)		(7,673)		(8,071)		(8,361)		(8,856)
Allowance for credit losses	(18,744)		(18,589)		(17,960)		(17,982)		(18,112)
Net loans held for investment	$3,139,191		$3,069,237		$3,072,538		$3,097,889		$3,123,993

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2024	2024	2024	2024	2023
Nonaccrual loans	$18,010	$14,316	$13,004	$13,297	$14,682
Past due loans 90 days or more and still accruing	—	—	—	—	—
Total non-performing loans	18,010	14,316	13,004	13,297	14,682
Other real estate owned	427	1,515	1,452	1,452	1,466
Total non-performing assets	$18,437	$15,831	$14,456	$14,749	$16,148

Nonperforming loans to gross loans held for investment	0.57%	0.46%	0.42%	0.43%	0.47%
Nonperforming assets to total assets	0.51	0.44	0.40	0.40	0.46
Allowance for credit losses to non-performing loans	104.08	129.85	138.11	135.23	123.36

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2024	2024	2024	2024	2023	2024	2023
Balance, beginning of period	$18,589	$17,960	$17,982	$18,112	$17,660	$18,112	$13,888
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	—	—	(82)	(1)	224	(83)	450
Commercial and industrial	99	24	(1)	(3)	85	119	289
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	—
Total net charge-offs/(recoveries)	99	24	(83)	(4)	309	36	739
Adoption of ASU 2016-13 (CECL)	—	—	—	—	—	—	5,055
Provision for loan losses	254	653	(105)	(134)	761	668	(92)
Balance, end of period	$18,744	$18,589	$17,960	$17,982	$18,112	$18,744	$18,112
Total loans at end of period(1)	$3,165,316	$3,095,499	$3,098,569	$3,124,232	$3,150,961	$3,165,316	$3,150,961
Average loans(1)	$3,135,093	$3,115,441	$3,108,303	$3,134,286	$3,064,409	$3,125,389	$3,039,361
Net charge-offs/(recoveries) to average loans	0.01%	0.00%	(0.01)%	(0.00)%	0.04%	0.00%	0.02%
Allowance for loan losses to total loans	0.59	0.60	0.58	0.58	0.57	0.59	0.57

(1)	Excludes loans held for sale.